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Exhibit 8.1

August 22, 2003

Evergreen Resources, Inc.
1401 Seventeenth Street, Suite 1200
Denver, Colorado 80202

Carbon Energy Corporation
1700 Broadway, Suite 1150
Denver, Colorado 80290

Re:	Tax Opinion Relating to the Transaction set forth in Form S-4 Registration Statement—Commission File No. 333-105430

Ladies and Gentlemen:

        Our firm, Berenbaum, Weinshienk & Eason, P.C., of 370 Seventeenth Street, Suite 4800, Denver, Colorado, has acted as special counsel to Evergreen Resources, Inc., a Colorado corporation ("Evergreen"), and Evergreen Merger Corporation, a Colorado corporation which is a subsidiary of Evergreen ("Merger Sub"), in connection with the proposed transactions set forth in that certain Form S-4 Registration Statement dated August 22, 2003, Commission file number 333-105430 (the "Registration Statement"), including the merger (the "Merger"), whereby Merger Sub will be merged with and into Carbon Energy Corporation, a Colorado corporation ("Carbon"), with Carbon as the surviving corporation.

        This opinion is being rendered to the parties to whom this letter is addressed. Our opinion, however, does not address issues dependent upon the individual tax situation of any shareholder of either Evergreen or Carbon. In addition, our opinion does not consider tax consequences to such shareholders for actions taken before the Merger. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

        For purposes of the opinions set forth below, we have reviewed and relied upon (i) the Registration Statement, (ii) that certain Agreement and Plan of Reorganization Among Carbon Energy Corporation, Evergreen Resources, Inc. and Evergreen Merger Corporation, dated as of March 31, 2003 (the "Merger Agreement"), and (iii) such other documents, records and instruments as we deemed necessary or appropriate in order to enable us to render our opinion. In addition, in rendering our opinion, we have relied upon certain statements and representations made by certain officers and agents of Evergreen and of Carbon, as well as statements and representations contained in the Registration Statement and the Merger Agreement, which we have neither investigated nor verified. We have assumed that all such statements and representations are true, correct, complete and not breached as of the date hereof, that such statements and representations will continue to be true, correct, complete and not breached as of the effective time of the Merger, and that no actions that are or would be inconsistent with such statements and representations have been or will be taken. We have also assumed that all representations made "to the knowledge of" any person or entity will be true, correct and complete as if made without such qualification. In addition, we have assumed that: (i) the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) each of Evergreen and Carbon will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder, including those reporting requirements specified in Treasury Regulation Section 1.368-3; (iii) the fair market value of the assets of Carbon equal or exceed the sum of its liabilities, including the amount of liabilities, if any, to which the transferred assets are subject, and that Merger Sub has no liabilities; and (iv) the facts are the same as those stated in the Registration Statement and in our firm's legal opinion attached as Exhibit 5 to the Registration

Statement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions could adversely affect our opinions.

        Our opinions are based upon existing provisions of the Code, Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service ("IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinions could be adversely affected or rendered obsolete by any such change. No ruling has been or will be sought from the IRS by Evergreen or Carbon as to the federal income tax consequences of any aspect of the Merger. The opinions expressed herein are not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinions.

        Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion that the Merger will qualify as a nontaxable reorganization under Code Section 368(a)(1)(A) and Code Section 368(a)(2)(E), and Evergreen, Merger Sub and Carbon will each be "a party to a reorganization" within the meaning of Code Section 368(b). Accordingly, the Merger will have the following material United States federal income tax consequences.

           1.  No gain or loss will be recognized by the pre-Merger shareholders of Carbon (the "Carbon Shareholders") on the exchange of shares of capital stock of Carbon ("Carbon Shares") for shares of capital stock of Evergreen ("Evergreen Shares") pursuant to the Merger, except to the extent that such shareholders receive cash in lieu of fractional Evergreen Shares.

           2.  If a Carbon Shareholder receives cash in lieu of a fractional Evergreen Share, that Carbon Shareholder will be treated as having received the fractional share pursuant to the Merger and then having exchanged the fractional share for cash in a redemption by Evergreen. This deemed redemption will be treated as a sale or exchange of the fractional Evergreen Share, provided that such redemption is treated as an exchange under Code Section 302.

           3.  The pre-Merger Carbon Shareholders' adjusted tax bases and holding periods of the Evergreen Shares (including any fractional interests in Evergreen Shares, if any, deemed received by the Carbon Shareholders) will be the same as such adjusted tax bases and holding periods of the Carbon Shares surrendered in exchange for such Evergreen Shares, provided that such Carbon Shares were held as capital assets on the date of the Merger.

           4.  None of Evergreen, Merger Sub and Carbon will recognize any gain or loss on the Merger.

           5.  The contents of the section of the Registration Statement entitled "Material United States Federal Income Tax Consequences of the Merger" are accurate in all material respects.

        No opinion is expressed as to any matter other than the material United States federal tax consequences specifically addressed above. Specifically, no opinion is expressed as to the tax consequences of the Merger under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes, after the effective times of the Merger, in federal income tax law or administrative practice that may affect our opinion.

        This opinion is being furnished to you in connection with the Registration Statement, the Merger Agreement, and the transactions set forth in those documents, and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Berenbaum, Weinshienk & Eason, P.C. under the caption "LEGAL MATTERS" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended or other rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Berenbaum, Weinshienk & Eason, P.C.

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  Exhibit 8.1